Exhibit 99.1

New York Community Bancorp, Inc. Reports Fourth Quarter 2017 Diluted Earnings Per Common Share of $0.26 and Full Year 2017 Diluted Earnings Per Common Share of $0.90

Board of Directors Declares a $0.17 per Common Share Dividend

Fourth Quarter and Full Year 2017 Highlights

  Earnings:
    Net income totaled $136.5 million compared to $110.5 million in the third quarter and $113.7 million in the fourth quarter of 2016.
    Net income available to common shareholders totaled $128.3 million compared to $102.3 million in the third quarter and $113.7 million in the year-ago quarter.
    The effective tax rate for the fourth quarter was approximately 6% due to a $42 million net tax benefit arising from the impact of the recently enacted Tax Cuts and Jobs Act, including the re-measurement of the company's deferred tax liability.
    For the quarter, the return on average assets was 1.13% and the return on average common stockholders’ equity was 8.21%. (1)
    For the quarter, the return on average tangible assets was 1.19% and the return on average tangible common stockholders’ equity was 13.45%. (1) (2)
  Net Interest Margin:
    The net interest margin declined five basis points to 2.48% from the third quarter 2017 amount.
    Excluding prepayments, the net interest margin was 2.37%, unchanged from the trailing quarter.
    Prepayment income added 11 basis points to the net interest margin this quarter compared to 16 basis points last quarter.
  Balance Sheet:
    Total non-covered loans were $38.4 billion, up $882 million, or 9% on an annualized basis from the trailing quarter-end.
    Loans originated for investment totaled $3.1 billion, a 34% sequential increase and a 52% year-over-year increase.
    Total Available-for-Sale (“AFS”) securities rose 17%, or $500 million, to $3.5 billion compared to the prior quarter-end.
    Overall balance sheet growth was 1% as the majority of this quarter’s loan and securities growth was funded by cash, provided by the proceeds of the sale of our covered loan portfolio and mortgage banking operations.
  Asset Quality:
    Non-performing non-covered assets represented $90.1 million, or 0.18%, of total non-covered assets.
    Non-performing non-covered loans represented $73.7 million, or 0.19%, of total non-covered loans.
    Net charge-offs totaled $3.8 million, or 0.01%, of average loans.
    The allowance for loan losses represented 214.50% of non-performing non-covered loans.
  Capital Position:
    The Leverage Capital Ratio was 9.58% at December 31, 2017 compared to 9.40% at September 30, 2017.
    Tier 1 Risk-Based Capital Ratio was 12.84% at December 31, 2017 compared to 13.06% at September 30, 2017.
    Common Equity Tier 1 Risk-Based Capital Ratio was 11.36% at December 31, 2017 compared to 11.54% at September 30, 2017.

(1) Return on average assets and on average tangible assets is calculated using net income. Return on average common stockholders’ equity and on average tangible common stockholders’ equity is calculated using net income available to common shareholders.

(2) “Tangible assets” and “tangible common stockholders’ equity” are non-GAAP financial measures. See the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 8 of this release.

WESTBURY, N.Y.--(BUSINESS WIRE)--January 31, 2018--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported net income of $136.5 million for the three months ended December 31, 2017, up 24% from the $110.5 million reported for the three months ended September 30, 2017. Net income available to common shareholders was $128.3 million, up 25% compared to the $102.3 million reported in the trailing three-month period. This translates into diluted earnings per common share of $0.26 as compared to $0.21 per diluted common share for September 30, 2017, a 24% increase.

For the twelve months ended December 31, 2017, the Company reported net income of $466.2 million compared to $495.4 million for the twelve months ended December 31, 2016, down 6%. Net income available to common shareholders totaled $441.6 million, down 11% from the $495.4 million reported for the twelve months ended December 31, 2016. Diluted earnings per common share were $0.90 as compared to $1.01 per diluted common share for the twelve months ended December 31, 2016, down 11%.

Commenting on the Company’s performance, President and Chief Executive Officer Joseph R. Ficalora stated, “The Company’s fourth quarter performance built on the solid performance we achieved in the third quarter of the year and was notable in a number of ways. We originated $3.1 billion of loans held for investment during the quarter, up 34% from the previous quarter. Loan originations were $1.0 billion higher than the $2.1 billion pipeline we reported in our third quarter results. While some of this was offset by prepayments, our loan growth this quarter was very strong with total loans held for investment increasing nearly $900 million or 9% on an annualized basis. Leading this growth was our core multi-family loan portfolio which grew at a 14% annualized rate and accounted for the majority of the loan growth during the quarter.

“We continue to lend prudently and conservatively as reflected again by our asset quality metrics, which continue to be solid. Excluding the charge-offs we took during the year for taxi medallion-related loans, we would have reported net charge-offs of less than 0.01% in 2017.

“The net interest margin was 2.48% during the quarter compared to 2.53% in the third quarter. Excluding the contribution from prepayment income, the margin came in at 2.37%, unchanged from the third quarter and better than management’s expectation of down five basis points.

“Also noteworthy this quarter was the lower level of operating expenses which declined almost $14 million on a linked quarter basis, ahead of management’s projections.

“Additionally, due to the recently enacted Tax Cuts and Jobs Act, the Company reported a one-time net benefit of approximately $42 million, which includes the re-measurement of our deferred tax liability. In 2018, the Company’s effective tax rate is expected to be about 26.5%.

“All in all, we believe that this quarter’s performance lays the groundwork for solid growth in 2018.”

Board of Directors Declares $0.17 per Common Share Dividend Payable on February 27, 2018

Reflecting our earnings and our capital position, the Board of Directors last night declared a quarterly cash dividend on the Company’s common stock of $0.17 per share. The dividend is payable on February 27, 2018 to common shareholders of record as of February 13, 2018, and represents a dividend yield of 4.9% based on yesterday’s closing price.

BALANCE SHEET SUMMARY

Total assets at December 31, 2017 were $49.1 billion, up 1.4% (5.5% annualized) compared to the balance at September 30, 2017 and up 0.4% compared to December 31, 2016. During the current fourth quarter, total loans and AFS securities grew nearly $1.4 billion on a combined basis. The majority of this growth was funded through cash and cash equivalents, which moderated overall balance sheet growth. Total deposits of $29.1 billion were relatively stable compared to the prior-quarter and year-end 2016 balances, increasing 0.7% from both periods.

For the four quarters ended December 31, 2017, the Company’s total consolidated assets averaged $48.7 billion, below the current SIFI threshold of $50.0 billion.

Loans

Non-Covered Loans Held for Investment

Total non-covered loans held for investment of $38.4 billion increased $882 million or 2.4% (9.4% annualized) from the prior quarter end and $1.0 billion or 2.7% from year-end 2016. Total non-covered mortgage loans held for investment rose $816 million sequentially, or 2.3% (9.2% annualized) to $36.3 billion and $880 million or 2.5% compared to December 31, 2016. The main driver of this quarter’s loan growth was primarily in the Company’s core multi-family loan portfolio which increased $930 million to $28.1 billion. This represents 3.4% (14% annualized) growth compared to the September 30, 2017 balance and $1.1 billion or 4.2% growth compared to the December 31, 2016 balance. This was offset by a modest decline in commercial real estate (“CRE”) loans, which declined $228 million or 3% (12% annualized) to $7.3 billion compared to the trailing quarter and $402 million or 5.2% compared to year-end 2016. This decrease was mainly due to prepayments.

Total loans originated for investment increased 34% on a sequential basis, to $3.1 billion, including 42% growth in multi-family originations and 39% growth in CRE loan originations. The Company continues to originate multi-family and CRE loans which adhere to its conservative underwriting standards.

Pipeline

The Company has approximately $2.3 billion of loans in its current pipeline, including $1.6 billion of multi-family loans and $290 million of CRE loans.

Funding Sources

Deposits

Total deposits of $29.1 billion rose just under 1% compared to both the trailing quarter-end and from the prior year-end. On a year-over-year basis, the deposit mix shifted as interest-bearing checking/money market accounts declined 3.4%, savings accounts declined 1.3%, and non-interest-bearing accounts dropped 12.3%. This was offset by growth in our certificates of deposits, which increased 14.1% from year-end 2016.

Borrowed Funds

Total borrowed funds increased $550 million, or 4.4%, to $12.9 billion at the end of the current fourth quarter compared to the trailing quarter. This was entirely due to an increase in wholesale borrowings to $12.6 billion. Borrowed funds declined 5.6% from year-end 2016, due to a 5.7% decrease in wholesale borrowings to $12.6 billion.

Stockholders’ Equity

Total stockholders’ equity rose 11%, to $6.8 billion, at year-end 2017 compared to the year-end 2016 balance and was relatively unchanged from the September 30, 2017 balance. The year-to-date increase is due mainly to the $502.8 million preferred stock offering completed in March of 2017.

Reflecting this quarter’s growth, common stockholders’ equity represented 12.81% of total assets at December 31, 2017 compared to 12.91% at September 30, 2017 and 12.52% at December 31, 2016. Book value per common share was $12.88 at December 31, 2017 compared to $12.79 at September 30, 2017 and $12.57 at December 31, 2016.

Excluding goodwill of $2.4 billion, tangible common stockholders’ equity totaled $3.9 billion, representing 8.26% of tangible assets, compared to 8.30% at September 30, 2017 and 7.93% at December 31, 2016. Tangible book value per common share was $7.89 at the end of the current fourth quarter compared to $7.81 at September 30, 2017 and $7.57 at December 31, 2016. (2)

In addition, all regulatory capital ratios for the Company and its two subsidiary banks continued to exceed the regulatory requirements for “Well Capitalized” classification.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired, or “PCI,” loans) and non-covered repossessed assets.

Non-performing non-covered assets increased 6% to $90.1 million, or 0.18%, of total non-covered assets at December 31, 2017 as compared to $84.7 million, or 0.17%, at September 30, 2017, and $68.1 million or 0.14% of total non-covered assets at December 31, 2016. Non-performing non-covered loans also increased, rising 6.8% to $73.7 million, or 0.19%, of total non-covered loans at the end of the current fourth quarter as compared to $69.0 million, or 0.18%, of total non-covered loans at September 30, 2017 and $56.5 million or 0.15% at December 31, 2016.

During the fourth quarter of 2017, non-accrual non-covered mortgage loans rose 7% sequentially to $25.9 million, while other non-accrual non-covered loans (which primarily consisted of taxi medallion-related loans) also increased 7% to $47.8 million. Non-covered repossessed assets rose 4% to $16.4 million compared to the trailing quarter and 41% from year-end 2016.

Net charge-offs for the current fourth quarter dropped 91% to $3.8 million or 0.01% of average loans compared to $40.4 million or 0.11% of average loans at September 30, 2017. Taxi medallion-related loans accounted for $4.8 million of this quarter’s charge-offs compared to $40.6 million in the trailing quarter. At December 31, 2017, the Company’s total taxi medallion-related exposure was $99.1 million.

EARNINGS SUMMARY FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017

The Company reported diluted earnings per common share of $0.26 for the three months ended December 31, 2017, up 24% compared to the $0.21 per diluted common share for the three months ended September 30, 2017. Net income available to common shareholders was $128.3 million, up 25% as compared to the $102.3 million reported in the trailing three-month period. Net income for the three months ended December 31, 2017 was $136.5 million, up 24% as compared to the $110.5 million reported for the three months ended September 30, 2017.

For the twelve months ended December 31, 2017, the Company reported diluted earnings per common share of $0.90, as compared to diluted earnings per common share of $1.01 for the twelve months ended December 31, 2016, a decrease of 11%. Net income available to common shareholders totaled $441.6 million in 2017 as compared to $495.4 million in 2016, also down 11%. Net income for 2017 was $466.2 million, down 6% from 2016.

Net Interest Income

Net interest income for the three months ended December 31, 2017 decreased 2% from the trailing three month period and 14% from the year-ago quarter to $271.0 million. Both the sequential and year-over-year declines were due to higher levels of interest expense driven by an increase in our overall cost of funds.

In 2017, net interest income decreased 12% to $1.1 billion as compared to $1.3 billion in 2016. Similar to the fourth quarter 2017 trends, the decline in the full year 2017 net interest income was driven by a 17% increase in interest expense due to higher funding costs.

Net Interest Margin

The net interest margin for the current fourth quarter declined five basis points sequentially and 38 basis points as compared to the year-ago fourth quarter to 2.48%. Excluding the 11-basis point contribution to the net interest margin from prepayment income (compared to 16 and 20 basis points for the prior quarter and year-ago quarter, respectively), the net interest margin would have been 2.37% during the fourth quarter, unchanged from the third quarter.

For full year 2017, the net interest margin was 2.59%, representing a 34-basis point decrease from the 2.93% recorded for full year 2016. Excluding prepayment income, which added 13 basis points to the margin in 2017 and 22 basis points in 2016, the net interest margin for 2017 was 2.46% as compared to 2.71% for 2016, down 25 basis points.

Provision for (Recovery of) Loan Losses

Provision for Losses on Non-Covered Loans

The Company reported a $2.9 million provision for losses on non-covered loans in the fourth quarter of 2017 as compared to $44.6 million and $5.2 million, for the third quarter of 2017 and the fourth quarter of 2016, respectively. The higher provision in the third quarter was due to charge-offs in the taxi medallion loan portfolio.

For the twelve months ended December 31, 2017, the Company reported a $60.9 million provision for losses on non-covered loans as compared to $11.9 million for the twelve months ended December 31, 2016. The year-over-year increase was also related to the aforementioned taxi medallion-related charge-offs during the third quarter of 2017.

Recovery of Losses on Covered Loans

For full year 2017, the Company recovered $23.7 million on certain pools of acquired loans covered by FDIC loss-sharing agreements, as compared to $7.7 million for full year 2016. The recoveries recorded in the respective years were largely offset by FDIC indemnification expense of $19.0 million and $6.2 million recorded in “Non-interest income.”

On July 28, 2017, the Company completed the sale of its covered loans to an affiliate of Cerberus Capital Management, L.P. Accordingly, at December 31, 2017, the Company no longer had any covered loans and related FDIC loss share receivable on its balance sheet.

Non-Interest Income

Non-interest income for the current fourth quarter totaled $25.3 million, down 77% from the trailing quarter and 22% from the year-ago quarter. The large sequential decrease was primarily due to an $82 million gain recorded in the third quarter from the sale of our covered loans and mortgage banking operations. Also, as a result of this sale, the Company exited the residential wholesale mortgage banking business. As such, there were no mortgage banking-related revenues during the current fourth quarter as compared to $1.5 million in the trailing quarter and $3.3 million in the year-ago quarter.

In the twelve months ended December 31, 2017, non-interest income totaled $216.9 million, up 49% from the $145.6 million recorded in the twelve months ended December 31, 2016. The increase in 2017 is attributable to the gain on the sale of our covered loans and mortgage banking operations.

Non-Interest Expense

Total non-interest expense for the current fourth quarter was $148.5 million, down $13.8 million, or 8%, from the prior quarter level and $22.1 million, or 13%, from the year earlier quarter. The main driver for the decline in both periods was lower compensation and benefits expense, which dropped $10.6 million, or 12%, compared to the third quarter, and $9.2 million, or 10%, compared to the year-ago quarter. Also contributing to the lower non-interest expenses was a $3.3 million, or 7%, decline in general and administrative expense relative to the trailing quarter and a $7.2 million, or 15%, decline relative to the year-ago quarter.

The efficiency ratio for the quarter was 50.1% compared to 42.1% in the prior quarter (which included the gain on the sale of our covered loans and mortgage banking operations) and 47.2% in the year-ago quarter. Excluding the gain, the third quarter efficiency ratio would have been 53%.

For full year 2017, total non-interest expenses declined 1.6% to $641.4 million and the efficiency ratio came in at 47.6% compared to $651.6 million and 44.5%, respectively in 2016.

Income Tax Expense

The Company’s income tax expense decreased 88%, or $59.6 million, sequentially to $8.4 million in the three months ended December 31, 2017. The effective tax rate declined to 5.8% from 38.1% in the trailing three months. The decrease in both the effective tax rate and income tax expense was due to the recently enacted Tax Cuts and Jobs Act. This resulted in the Company recording a one-time net benefit to income tax expense of $42 million including that portion related to the re-measurement of its deferred tax liability. The Company expects that its effective tax rate in 2018 will be about 26.5%.

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. At December 31, 2017, the Company reported assets of $49.1 billion, loans of $38.4 billion, deposits of $29.1 billion, stockholders’ equity of $6.8 billion, and a market cap of $6.4 billion.

Reflecting our growth through a series of acquisitions, the Community Bank operates 225 branches through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona, while the Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, January 31, 2018, at 8:30 a.m. (Eastern Time) to discuss its fourth quarter 2017 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for “New York Community Bancorp” or “NYCB.” A replay will be available approximately three hours following completion of the call through 11:59 p.m. on February 4, 2018 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13674879. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 28, 2018.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10‐K for the year ended December 31, 2016 and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
	December 31,	December 31,
	2017	2016
(in thousands, except share data)	(unaudited)
Assets
Cash and cash equivalents	$2,528,169	$557,850
Securities:
Available-for-sale	3,531,427	104,281
Held-to-maturity	-	3,712,776
Total securities	3,531,427	3,817,057
Loans held for sale	35,258	409,152
Non-covered mortgage loans held for investment:
Multi-family	28,092,182	26,961,486
Commercial real estate	7,324,852	7,727,258
One-to-four family	477,244	381,081
Acquisition, development, and construction	435,707	380,522
Total non-covered mortgage loans held for investment	36,329,985	35,450,347
Other non-covered loans:
Commercial and industrial	2,049,498	1,908,308
Other loans	8,488	24,067
Total non-covered other loans held for investment	2,057,986	1,932,375
Total non-covered loans held for investment	38,387,971	37,382,722
Less: Allowance for losses on non-covered loans	(158,046)	(158,290)
Non-covered loans held for investment, net	38,229,925	37,224,432
Covered loans	-	1,698,133
Less: Allowance for losses on covered loans	-	(23,701)
Covered loans, net	-	1,674,432
Total loans, net	38,265,183	39,308,016
Federal Home Loan Bank stock, at cost	603,819	590,934
Premises and equipment, net	368,655	373,675
FDIC loss share receivable	-	243,686
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	-	208
Other assets (includes $16,990 of other real estate owned covered by
loss sharing agreements at December 31, 2016)	1,390,811	1,598,998
Total assets	$49,124,195	$48,926,555
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$12,936,301	$13,395,080
Savings accounts	5,210,001	5,280,374
Certificates of deposit	8,643,646	7,577,170
Non-interest-bearing accounts	2,312,215	2,635,279
Total deposits	29,102,163	28,887,903
Borrowed funds:
Wholesale borrowings	12,554,500	13,314,500
Junior subordinated debentures	359,179	358,879
Total borrowed funds	12,913,679	13,673,379
Other liabilities	312,977	241,282
Total liabilities	42,328,819	42,802,564
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	-
Common stock at par $0.01 (900,000,000 shares authorized; 489,072,101 and 487,067,889
shares issued; and 488,490,352 and 487,056,676 shares outstanding, respectively)	4,891	4,871
Paid-in capital in excess of par	6,072,559	6,047,558
Retained earnings	237,868	128,435
Treasury stock, at cost (581,749 and 11,213 shares, respectively)	(7,615)	(160)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax	39,188	(753)
Net unrealized loss on the non-credit portion of other-than-
temporary impairment losses, net of tax	(5,221)	(5,241)
Pension and post-retirement obligations, net of tax	(49,134)	(50,719)
Total accumulated other comprehensive loss, net of tax	(15,167)	(56,713)
Total stockholders' equity	6,795,376	6,123,991
Total liabilities and stockholders' equity	$49,124,195	$48,926,555

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2017	2017	2016	2017	2016
Interest Income:
Mortgage and other loans	$346,515	$350,990	$372,883	$1,417,237	$1,472,020
Securities and money market investments	43,855	42,685	42,465	165,002	202,849
Total interest income	390,370	393,675	415,348	1,582,239	1,674,869

Interest Expense:
Interest-bearing checking and money market accounts	27,567	27,620	16,395	98,980	62,166
Savings accounts	7,378	7,109	6,981	28,447	31,982
Certificates of deposit	28,569	27,649	21,746	102,355	76,875
Borrowed funds	55,882	54,954	54,706	222,454	216,464
Total interest expense	119,396	117,332	99,828	452,236	387,487
Net interest income	270,974	276,343	315,520	1,130,003	1,287,382
Provision for losses on non-covered loans	2,926	44,585	5,175	60,943	11,874
Recovery of losses on covered loans	-	-	(1,659)	(23,701)	(7,694)
Net interest income after provision for (recovery of)
loan losses	268,048	231,758	312,004	1,092,761	1,283,202

Non-Interest Income:
Fee income	7,776	7,972	8,185	31,759	32,665
Bank-owned life insurance	5,963	8,314	7,807	27,133	31,015
Mortgage banking income	-	1,486	3,261	19,337	27,281
Net gain (loss) on sales of loans	101	(76)	688	1,156	15,806
Net gain on sales of securities	1,009	-	2,934	29,924	3,347
FDIC indemnification expense	-	-	(1,327)	(18,961)	(6,155)
Gain on sale of covered loans and mortgage banking operations	-	82,026	-	82,026	-
Other income	10,494	9,206	10,826	44,506	41,613
Total non-interest income	25,343	108,928	32,374	216,880	145,572

Non-Interest Expense:
Operating expenses:
Compensation and benefits	80,977	91,594	90,206	360,985	351,436
Occupancy and equipment	25,368	25,133	24,706	98,963	98,543
General and administrative	42,139	45,483	49,290	181,270	188,130
Total operating expenses	148,484	162,210	164,202	641,218	638,109
Amortization of core deposit intangibles	-	24	397	208	2,391
Merger-related expenses	-	-	6,003	-	11,146
Total non-interest expense	148,484	162,234	170,602	641,426	651,646
Income before income taxes	144,907	178,452	173,776	668,215	777,128
Income tax expense	8,386	67,984	60,043	202,014	281,727
Net Income	136,521	110,468	113,733	466,201	495,401
Preferred stock dividends	8,207	8,207	-	24,621	-
Net income available to common shareholders	$128,314	$102,261	$113,733	$441,580	$495,401

Basic earnings per common share	$0.26	$0.21	$0.23	$0.90	$1.01
Diluted earnings per common share	$0.26	$0.21	$0.23	$0.90	$1.01

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

1. Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
2. Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
3. Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the three months ended December 31, 2017, September 30, 2017, and December 31, 2016 and the twelve months ended December 31, 2017 and 2016:

		At or for the			At or for the
		Three Months Ended			Twelve Months Ended
		Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	(dollars in thousands)	2017	2017	2016	2017	2016
	Total Stockholders’ Equity	$6,795,376	$6,759,654	$6,123,991	$6,795,376	$6,123,991
Less:	Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
	Core deposit intangibles (“CDI”)	-	-	(208)	-	(208)
	Preferred stock	(502,840)	(502,840)	-	(502,840)	-
	Tangible common stockholders’ equity	$3,856,405	$3,820,683	$3,687,652	$3,856,405	$3,687,652

	Total Assets	$49,124,195	$48,457,891	$48,926,555	$49,124,195	$48,926,555
Less:	Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
	CDI	-	-	(208)	-	(208)
	Tangible assets	$46,688,064	$46,021,760	$46,490,216	$46,688,064	$46,490,216

	Average Common Stockholders’ Equity	$6,253,482	$6,262,792	$6,123,550	$6,204,142	$6,052,051
	Less: Average goodwill and CDI	(2,436,131)	(2,436,146)	(2,436,559)	(2,436,184)	(2,437,433)
	Average tangible common stockholders’ equity	$3,817,351	$3,826,646	$3,686,991	$3,767,958	$3,614,618

	Average Assets	$48,175,046	$48,526,259	$49,388,513	$48,624,882	$49,299,601
	Less: Average goodwill and CDI	(2,436,131)	(2,436,146)	(2,436,559)	(2,436,184)	(2,437,433)
	Average tangible assets	$45,738,915	$46,090,113	$46,951,954	$46,188,698	$46,862,168

	Net Income Available to Common Shareholders	$128,314	$102,261	$113,733	$441,580	$495,401
	Add back: Amortization of CDI, net of tax	-	14	238	125	1,435
	Adjusted net income available to common shareholders	$128,314	$102,275	$113,971	$441,705	$496,836

	GAAP MEASURES:
	Return on average assets (1)	1.13%	0.91%	0.92%	0.96%	1.00%
	Return on average common stockholders’ equity (2)	8.21	6.53	7.43	7.12	8.19
	Book value per common share	$12.88	$12.79	$12.57	$12.88	$12.57
	Common stockholders’ equity to total assets	12.81	12.91	12.52	12.81	12.52

	NON-GAAP MEASURES:
	Return on average tangible assets (1)	1.19%	0.96%	0.97%	1.01%	1.06%
	Return on average tangible common stockholders’ equity (2)	13.45	10.69	12.36	11.72	13.75
	Tangible book value per common share	$7.89	$7.81	$7.57	$7.89	$7.57
	Tangible common stockholders’ equity to tangible assets	8.26	8.30	7.93	8.26	7.93

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we adjust net income generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders’ equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we adjust net income available to common shareholders generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by average tangible common stockholders’ equity recorded during that period.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

For the Three Months Ended
December 31, 2017	September 30, 2017	December 31, 2016
Average	Average	Average	Average	Average	Average
Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$37,651,895	$346,515	3.68%	$37,791,476	$350,990	3.71%	$39,666,550	$372,883	3.76%
Securities	3,792,557	35,628	3.75	3,597,699	34,359	3.81	4,496,252	42,460	3.77
Interest-earning cash and cash equivalents	2,410,081	8,227	1.35	2,474,307	8,326	1.34	19,042	5	0.10
Total interest-earning assets	43,854,533	390,370	3.56	43,863,482	393,675	3.59	44,181,844	415,348	3.76
Non-interest-earning assets	4,320,513	4,662,777	5,206,669
Total assets	$48,175,046	$48,526,259	$49,388,513
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$12,304,413	$27,567	0.89%	$12,672,720	$27,620	0.86%	$13,242,362	$16,395	0.49%
Savings accounts	5,166,477	7,378	0.57	5,006,499	7,109	0.56	5,327,346	6,981	0.52
Certificates of deposit	8,595,905	28,569	1.32	8,533,404	27,649	1.29	7,493,925	21,746	1.15
Total interest-bearing deposits	26,066,795	63,514	0.97	26,212,623	62,378	0.94	26,063,633	45,122	0.69
Borrowed funds	12,374,681	55,882	1.79	12,397,681	54,954	1.76	13,988,313	54,706	1.56
Total interest-bearing liabilities	38,441,476	119,396	1.23	38,610,304	117,332	1.21	40,051,946	99,828	0.99
Non-interest-bearing deposits	2,665,971	2,766,701	2,990,053
Other liabilities	311,277	383,622	222,964
Total liabilities	41,418,724	41,760,627	43,264,963
Stockholders’ equity	6,756,322	6,765,632	6,123,550
Total liabilities and stockholders’ equity	$48,175,046	$48,526,259	$49,388,513
Net interest income/interest rate spread	$270,974	2.33%	$276,343	2.38%	$315,520	2.77%
Net interest margin	2.48%	2.53%	2.86%
Ratio of interest-earning assets to
interest-bearing liabilities	1.14	x	1.14	x	1.10	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISON
(unaudited)

For the Twelve Months Ended December 31,
2017	2016
Average	Average	Average	Average
Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$38,400,003	$1,417,237	3.69%	$39,076,298	$1,472,020	3.77%
Securities	3,986,722	148,429	3.72	4,922,722	202,832	4.12
Interest-earning cash and cash equivalents	1,227,137	16,573	1.35	11,336	17	0.15
Total interest-earning assets	43,613,862	1,582,239	3.63	44,010,356	1,674,869	3.81
Non-interest-earning assets	5,011,020	5,289,245
Total assets	$48,624,882	$49,299,601
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$12,787,703	$98,980	0.77%	$13,322,346	$62,166	0.47%
Savings accounts	5,170,342	28,447	0.55	5,915,020	31,982	0.54
Certificates of deposit	8,164,518	102,355	1.25	6,899,706	76,875	1.11
Total interest-bearing deposits	26,122,563	229,782	0.88	26,137,072	171,023	0.65
Borrowed funds	12,836,919	222,454	1.73	14,059,543	216,464	1.54
Total interest-bearing liabilities	38,959,482	452,236	1.16	40,196,615	387,487	0.96
Non-interest-bearing deposits	2,782,155	2,860,532
Other liabilities	279,466	190,403
Total liabilities	42,021,103	43,247,550
Stockholders’ equity	6,603,779	6,052,051
Total liabilities and stockholders’ equity	$48,624,882	$49,299,601
Net interest income/interest rate spread	$1,130,003	2.47%	$1,287,382	2.85%
Net interest margin	2.59%	2.93%
Ratio of interest-earning assets to
interest-bearing liabilities	1.12	x	1.09	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands except share and per share data)	2017	2017	2016	2017	2016
PROFITABILITY MEASURES:
Net income	$136,521	$110,468	$113,733	$466,201	$495,401
Net income available to common shareholders	128,314	102,261	113,733	441,580	495,401
Basic earnings per common share	0.26	0.21	0.23	0.90	1.01
Diluted earnings per common share	0.26	0.21	0.23	0.90	1.01
Return on average assets	1.13%	0.91%	0.92%	0.96%	1.00%
Return on average tangible assets (1)	1.19	0.96	0.97	1.01	1.06
Return on average common stockholders’ equity	8.21	6.53	7.43	7.12	8.19
Return on average tangible common stockholders'
equity (1)	13.45	10.69	12.36	11.72	13.75
Efficiency ratio (2)	50.11	42.10	47.20	47.61	44.53
Operating expenses to average assets	1.23	1.34	1.33	1.32	1.29
Interest rate spread	2.33	2.38	2.77	2.47	2.85
Net interest margin	2.48	2.53	2.86	2.59	2.93
Effective tax rate	5.79	38.10	34.55	30.23	36.25
Shares used for basic common EPS computation	487,217,383	487,274,303	485,337,734	487,073,951	485,150,173
Shares used for diluted common EPS computation	487,217,383	487,274,303	485,337,734	487,073,951	485,150,173
Common shares outstanding at the respective
period-ends	488,490,352	489,061,848	487,056,676	488,490,352	487,056,676

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 8 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	Dec. 31,	Sept. 30,	Dec. 31,
	2017	2017	2016
CAPITAL MEASURES:
Book value per common share	$12.88	$12.79	$12.57
Tangible book value per common share (1)	7.89	7.81	7.57
Common stockholders’ equity to total assets	12.81%	12.91%	12.52%
Tangible common stockholders’ equity to tangible assets (1)	8.26	8.30	7.93

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 8 of this release.

	Dec. 31,	Sept. 30,	Dec. 31,
	2017	2017	2016
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	11.36%	11.54%	10.62%
Tier 1 risk-based capital ratio	12.84	13.06	10.62
Total risk-based capital ratio	14.32	14.59	12.12
Leverage capital ratio	9.58	9.40	8.00
New York Community Bank
Common equity tier 1 ratio	13.43%	13.60%	11.23%
Tier 1 risk-based capital ratio	13.43	13.60	11.23
Total risk-based capital ratio	13.86	14.02	11.71
Leverage capital ratio	10.06	9.80	8.45
New York Commercial Bank
Common equity tier 1 ratio	15.95%	15.30%	14.14%
Tier 1 risk-based capital ratio	15.95	15.30	14.14
Total risk-based capital ratio	16.97	16.55	15.15
Leverage capital ratio	11.37	11.07	10.53

(1)

The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a tier 1 risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

				Dec. 31, 2017
				compared to
	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,
	2017	2017	2016	2017	2016
(in thousands, except share data)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$2,528,169	$3,277,427	$557,850	-22.9%	353.2%
Securities:
Available-for-sale	3,531,427	3,031,026	104,281	16.5%	NM
Held-to-maturity	-	-	3,712,776	NM	NM
Total securities	3,531,427	3,031,026	3,817,057	16.5%	-7.5%
Loans held for sale	35,258	104,938	409,152	-66.4%	-91.4%
Non-covered mortgage loans held for investment:
Multi-family	28,092,182	27,162,401	26,961,486	3.4%	4.2%
Commercial real estate	7,324,852	7,552,777	7,727,258	-3.0%	-5.2%
One-to-four family	477,244	413,235	381,081	15.5%	25.2%
Acquisition, development, and construction	435,707	385,543	380,522	13.0%	14.5%
Total non-covered mortgage loans held for investment	36,329,985	35,513,956	35,450,347	2.3%	2.5%
Other non-covered loans:
Commercial and industrial	2,049,498	1,988,577	1,908,308	3.1%	7.4%
Other loans	8,488	3,666	24,067	131.5%	-64.7%
Total non-covered other loans held for investment	2,057,986	1,992,243	1,932,375	3.3%	6.5%
Total non-covered loans held for investment	38,387,971	37,506,199	37,382,722	2.4%	2.7%
Less: Allowance for losses on non-covered loans	(158,046)	(158,918)	(158,290)	-0.5%	-0.2%
Non-covered loans held for investment, net	38,229,925	37,347,281	37,224,432	2.4%	2.7%
Covered loans	-	-	1,698,133	NM	NM
Less: Allowance for losses on covered loans	-	-	(23,701)	NM	NM
Covered loans, net	-	-	1,674,432	NM	NM
Total loans, net	38,265,183	37,452,219	39,308,016	2.2%	-2.7%
Federal Home Loan Bank stock, at cost	603,819	579,474	590,934	4.2%	2.2%
Premises and equipment, net	368,655	375,482	373,675	-1.8%	-1.3%
FDIC loss share receivable	-	-	243,686	NM	NM
Goodwill	2,436,131	2,436,131	2,436,131	0.0%	0.0%
Core deposit intangibles, net	-	-	208	NM	NM
Other assets (includes $16,990 of other real estate owned covered
loss sharing agreements at December 31, 2016)	1,390,811	1,306,132	1,598,998	6.5%	-13.0%
Total assets	$49,124,195	$48,457,891	$48,926,555	1.4%	0.4%

Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$12,936,301	$12,338,949	$13,395,080	4.8%	-3.4%
Savings accounts	5,210,001	4,996,578	5,280,374	4.3%	-1.3%
Certificates of deposit	8,643,646	8,802,573	7,577,170	-1.8%	14.1%
Non-interest-bearing accounts	2,312,215	2,755,097	2,635,279	-16.1%	-12.3%
Total deposits	29,102,163	28,893,197	28,887,903	0.7%	0.7%
Borrowed funds:
Wholesale borrowings	12,554,500	12,004,500	13,314,500	4.6%	-5.7%
Junior subordinated debentures	359,179	359,102	358,879	0.0%	0.1%
Total borrowed funds	12,913,679	12,363,602	13,673,379	4.4%	-5.6%
Other liabilities	312,977	441,438	241,282	-29.1%	29.7%
Total liabilities	42,328,819	41,698,237	42,802,564	1.5%	-1.1%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840	-	0.0%	NM
Common stock at par $0.01 (900,000,000 shares authorized; 489,072,101,
489,072,101 and 487,067,889 shares issued; and 489,490,352,
489,061,848 and 487,056,676 shares outstanding, respectively)	4,891	4,891	4,871	0.0%	0.4%
Paid-in capital in excess of par	6,072,559	6,063,813	6,047,558	0.1%	0.4%
Retained earnings	237,868	192,607	128,435	23.5%	85.2%
Treasury stock, at cost (581,749, 10,253 and 11,213 shares, respectively)	(7,615)	(130)	(160)	NM	NM
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax	39,188	47,917	(753)	-18.2%	NM
Net unrealized loss on the non-credit portion of other-than-temporary
impairment losses, net of tax	(5,221)	(5,221)	(5,241)	0.0%	-0.4%
Pension and post-retirement obligations, net of tax	(49,134)	(47,063)	(50,719)	4.4%	-3.1%
Total accumulated other comprehensive loss, net of tax	(15,167)	(4,367)	(56,713)	247.3%	-73.3%
Total stockholders' equity	6,795,376	6,759,654	6,123,991	0.5%	11.0%
Total liabilities and stockholders' equity	$49,124,195	$48,457,891	$48,926,555	1.4%	0.4%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)

				Dec. 31, 2017
	For the Three Months Ended			compared to
	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,
	2017	2017	2016	2017	2016
(in thousands, except per share data)
Interest Income:
Mortgage and other loans	$346,515	$350,990	$372,883	-1.3%	-7.1%
Securities and money market investments	43,855	42,685	42,465	2.7%	3.3%
Total interest income	390,370	393,675	415,348	-0.8%	-6.0%

Interest Expense:
Interest-bearing checking and money market accounts	27,567	27,620	16,395	-0.2%	68.1%
Savings accounts	7,378	7,109	6,981	3.8%	5.7%
Certificates of deposit	28,569	27,649	21,746	3.3%	31.4%
Borrowed funds	55,882	54,954	54,706	1.7%	2.1%
Total interest expense	119,396	117,332	99,828	1.8%	19.6%
Net interest income	270,974	276,343	315,520	-1.9%	-14.1%
Provision for losses on non-covered loans	2,926	44,585	5,175	-93.4%	-43.5%
Recovery of losses on covered loans	-	-	(1,659)	NM	NM

Net interest income after provision for (recovery of)
loan losses	268,048	231,758	312,004	15.7%	-14.1%

Non-Interest Income:
Fee income	7,776	7,972	8,185	-2.5%	-5.0%
Bank-owned life insurance	5,963	8,314	7,807	-28.3%	-23.6%
Mortgage banking income	-	1,486	3,261	NM	NM
Net gain (loss) on sales of loans	101	(76)	688	NM	-85.3%
Net gain on sales of securities	1,009	-	2,934	NM	-65.6%
FDIC indemnification expense	-	-	(1,327)	NM	NM
Gain on sale of covered loans and mortgage banking
operations	-	82,026	-	NM	NM
Other income	10,494	9,206	10,826	14.0%	-3.1%
Total non-interest income	25,343	108,928	32,374	-76.7%	-21.7%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	80,977	91,594	90,206	-11.6%	-10.2%
Occupancy and equipment	25,368	25,133	24,706	0.9%	2.7%
General and administrative	42,139	45,483	49,290	-7.4%	-14.5%
Total operating expenses	148,484	162,210	164,202	-8.5%	-9.6%
Amortization of core deposit intangibles	-	24	397	NM	NM
Merger-related expenses	-	-	6,003	NM	NM
Total non-interest expense	148,484	162,234	170,602	-8.5%	-13.0%

Income before taxes	144,907	178,452	173,776	-18.8%	-16.6%
Income tax expense	8,386	67,984	60,043	-87.7%	-86.0%
Net Income	$136,521	$110,468	$113,733	23.6%	20.0%
Preferred stock dividends	8,207	8,207	-	0.0%	NM
Net Income available to common shareholders	$128,314	$102,261	$113,733	25.5%	12.8%

Basic earnings per common share	$0.26	$0.21	$0.23	23.8%	13.0%
Diluted earnings per common share	$0.26	$0.21	$0.23	23.8%	13.0%

Dividends per common share	$0.17	$0.17	$0.17

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)

	For the Twelve Months Ended		Dec. 31, 2017
	Dec. 31,	Dec. 31,	compared to
	2017	2016	Dec. 31, 2016
(in thousands, except per share data)
Interest Income:
Mortgage and other loans	$1,417,237	$1,472,020	-3.7%
Securities and money market investments	165,002	202,849	-18.7%
Total interest income	1,582,239	1,674,869	-5.5%

Interest Expense:
Interest-bearing checking and money market accounts	98,980	62,166	59.2%
Savings accounts	28,447	31,982	-11.1%
Certificates of deposit	102,355	76,875	33.1%
Borrowed funds	222,454	216,464	2.8%
Total interest expense	452,236	387,487	16.7%
Net interest income	1,130,003	1,287,382	-12.2%
Provision for losses on non-covered loans	60,943	11,874	413.2%
Recovery of losses on covered loans	(23,701)	(7,694)	NM

Net interest income after provision for (recovery of)
loan losses	1,092,761	1,283,202	-14.8%

Non-Interest Income:
Fee income	31,759	32,665	-2.8%
Bank-owned life insurance	27,133	31,015	-12.5%
Mortgage banking income	19,337	27,281	-29.1%
Net gain on sales of loans	1,156	15,806	-92.7%
Net gain on sales of securities	29,924	3,347	794.1%
FDIC indemnification expense	(18,961)	(6,155)	208.1%
Gain on sale of covered loans and mortgage banking
operations	82,026	-	NM
Other income	44,506	41,613	7.0%
Total non-interest income	216,880	145,572	49.0%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	360,985	351,436	2.7%
Occupancy and equipment	98,963	98,543	0.4%
General and administrative	181,270	188,130	-3.6%
Total operating expenses	641,218	638,109	0.5%
Amortization of core deposit intangibles	208	2,391	-91.3%
Merger-related expenses	-	11,146	NM
Total non-interest expense	641,426	651,646	-1.6%

Income before taxes	668,215	777,128	-14.0%
Income tax expense	202,014	281,727	-28.3%
Net Income	$466,201	$495,401	-5.9%
Preferred stock dividends	24,621	-	NM
Net Income available to common shareholders	$441,580	$495,401	-10.9%

Basic earnings per common share	$0.90	$1.01	-10.9%
Diluted earnings per common share	$0.90	$1.01	-10.9%

Dividends per common share	$0.68	$0.68

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table summarizes the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						Sept. 30, 2017 compared to
	Dec. 31,		Sept. 30,		Dec. 31,		Sept. 30,		Dec. 31,
	2017		2017		2016		2017		2016
(dollars in thousands)
Total Interest Income	$390,370		$393,675		$415,348		-1%		-6%

Prepayment Income:
Loans	$10,078		$14,076		$18,243		-28%		-45%
Securities	1,387		2,488		3,814		-44%		-64%
Total prepayment income	$11,465		$16,564		$22,057		-31%		-48%

GAAP Net Interest Margin	2.48%		2.53%		2.86%		-5	bp	-38	bp
Less:
Prepayment income from loans	9	bp	13	bp	17	bp	-4	bp	-8	bp
Prepayment income from securities	2		3		3		-1	bp	-1	bp
Total prepayment income contribution
to net interest margin	11	bp	16	bp	20	bp	-5	bp	-9	bp

Adjusted Net Interest Margin (non-GAAP)	2.37%		2.37%		2.66%		0	bp	-29	bp

	For the Twelve Months Ended
	Dec. 31,		Dec. 31,
	2017		2016		Change (%)
(dollars in thousands)

Total Interest Income	$1,582,239		$1,674,869		-6%

Prepayment Income:
Loans	$47,004		$60,891		-23%
Securities	8,130		33,509		-76%
Total prepayment income	$55,134		$94,400		-42%

GAAP Net Interest Margin	2.59%		2.93%		-34	bp
Less:
Prepayment income from loans	11	bp	14	bp	-3	bp
Prepayment income from securities	2		8		-6	bp
Total prepayment income contribution
to net interest margin	13	bp	22	bp	-9	bp

Adjusted Net Interest Margin (non-GAAP)	2.46%		2.71%		-25	bp

While our net interest margin, including the contribution of prepayment income, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

1.	Adjusted net interest margin gives investors a better understanding of the effect of prepayment income on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT
(unaudited)
				Dec. 31, 2017
	For the Three Months Ended			compared to
	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,
	2017	2017	2016	2017	2016
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$2,038,298	$1,432,424	$1,154,934	42%	76%
Commercial real estate	346,918	249,773	287,754	39%	21%
One-to-four family residential	8,160	22,047	55,857	-63%	-85%
Acquisition, development, and construction	21,644	21,754	26,328	-1%	-18%
Total mortgage loans originated for investment	2,415,020	1,725,998	1,524,873	40%	58%

Other Loans Originated for Investment:
Specialty Finance	547,732	468,735	358,811	17%	53%
Other commercial and industrial	122,905	115,569	140,910	6%	-13%
Other	789	700	846	13%	-7%
Total other loans originated for investment	671,426	585,004	500,567	15%	34%
Total Loans Originated for Investment	$3,086,446	$2,311,002	$2,025,440	34%	52%

	For the Twelve Months Ended
	Dec. 31,	Dec. 31,
	2017	2016	Change (%)
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$5,377,600	$5,684,838	-5%
Commercial real estate	1,039,105	1,180,430	-12%
One-to-four family residential	124,763	303,877	-59%
Acquisition, development, and construction	77,153	150,177	-49%
Total mortgage loans originated for investment	6,618,621	7,319,322	-10%

Other Loans Originated for Investment:
Specialty Finance	1,784,549	1,266,362	41%
Other commercial and industrial	511,416	592,250	-14%
Other	3,159	3,856	-18%
Total other loans originated for investment	2,299,124	1,862,468	23%
Total Loans Originated for Investment	$8,917,745	$9,181,790	-3%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table provides certain information about the Company's multi-family and CRE loan portfolios at the respective dates:

				Dec. 31, 2017
	At or For the Three Months Ended			compared to
	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,		Dec. 31,
	2017	2017	2016	2017		2016
(dollars in thousands)
Multi-Family Loan Portfolio:
Loans outstanding	$28,092,182	$27,162,401	$26,961,486	3%		4%
Percent of total held-for-investment loans	73.2%	72.4%	72.1%	80	bp	110	bp
Average principal balance	$5,790	$5,558	$5,454	4%		6%
Weighted average life (in years)	2.6	2.7	2.9	-4%		-10%

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,324,852	$7,552,777	$7,727,258	-3%		-5%
Percent of total held-for-investment loans	19.1%	20.1%	20.7%	-100	bp	-160	bp
Average principal balance	$5,691	$5,721	$5,644	-1%		1%
Weighted average life (in years)	3.0	2.9	3.4	3%		-12%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY
(unaudited)

The following table presents the Company's non-performing non-covered loans and assets at the respective dates:

				Dec. 31, 2017
				compared to
	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,
(in thousands)	2017	2017	2016	2017	2016
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$11,078	$11,018	$13,558	0.5%	-18.3%
Commercial real estate	6,659	4,923	9,297	35.3%	-28.4%
One-to-four family residential	1,966	2,179	9,679	-9.8%	-79.7%
Acquisition, development, and construction	6,200	6,200	6,200	0.0%	0.0%
Total non-accrual non-covered mortgage loans	25,903	24,320	38,734	6.5%	-33.1%
Other non-accrual non-covered loans (1)	47,779	44,650	17,735	7.0%	169.4%
Total non-performing non-covered loans	73,682	68,970	56,469	6.8%	30.5%
Non-covered repossessed assets (2)	16,400	15,753	11,607	4.1%	41.3%
Total non-performing non-covered assets	$90,082	$84,723	$68,076	6.3%	32.3%

(1)	Includes $46.7 million, $43.4 million, and $15.2 million of non-accrual taxi medallion-related loans at December 31, 2017, September 30, 2017 and December 31, 2016, respectively.
(2)	Includes $8.2 million and $6.5 million of repossessed taxi medallions at December 31, 2017 and September 30, 2017, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	Dec. 31,	Sept. 30,	Dec. 31,
	2017	2017	2016
Non-performing non-covered loans to total
non-covered loans	0.19%	0.18%	0.15%
Non-performing non-covered assets
to total non-covered assets	0.18	0.17	0.14
Allowance for losses on non-covered loans to
non-performing non-covered loans	214.50	230.42	277.19	(1)
Allowance for losses on non-covered loans to
total non-covered loans	0.41	0.42	0.42	(1)

(1)	Excludes the allowance for losses on PCI loans.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table presents the Company's non-covered loans 30 to 89 days past due at the respective dates:

				Dec. 31, 2017
				compared to
	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,
	2017	2017	2016	2017	2016
(in thousands)
Non-Covered Loans 30 to 89 Days Past Due:
Multi-family	$1,258	$602	$28	109%	4393%
Commercial real estate	13,227	450	-	2839%	NM
One-to-four family residential	585	676	2,844	-13%	-79%
Acquisition, development, and construction	-	-	-	NA	NA
Other (1)	2,719	3,425	7,511	-21%	-64%
Total non-covered loans 30 to 89 days past due	$17,789	$5,153	$10,383	245%	71%

(1)	Includes $2.7 million, $3.4 million, and $6.8 million of non-accrual taxi medallion loans at December 31, 2017, September 30, 2017, and December 31, 2016, respectively.

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Twelve Months Ended
	Sept. 30,	Sept. 30,	Dec 31,	Dec 31,	Dec 31,
	2017	2017	2016	2017	2016
(dollars in thousands)
Charge-offs:
Multi-family	$-	$279	$-	$279	$-
Commercial real estate	-	-	-	-	-
One-to-four family residential	-	6	-	96	170
Acquisition, development, and
construction	-	-	-	-	-
Other (1)	4,772	40,557	2,258	62,975	3,413
Total charge-offs	4,772	40,842	2,258	63,350	3,583

Recoveries:
Multi-family	$-	($28)	$-	($28)	($78)
Commercial real estate	(10)	(373)	(19)	(408)	(799)
One-to-four family residential	-	-	(2)	-	(228)
Acquisition, development, and
construction	-	(14)	-	(169)	(167)
Other (1)	(964)	(77)	(648)	(1,558)	(1,604)
Total recoveries	(974)	(492)	(669)	(2,163)	(2,876)

Net charge-offs (recoveries)	$3,798	$40,350	$1,589	$61,187	$707

Net charge-offs (recoveries) to
average loans (2)	0.01%	0.11%	0.00%	0.16%	0.00%

(1)

Includes taxi medallion loans of $4.8 million, $40.6 million, and $2.3 million, respectively, for the three months ended December 31, 2017, September 30, 2017, and December 31, 2016 and $59.6 million and $2.5 million, respectively, for the twelve months ended December 31, 2017 and 2016.

(2)	Three months ended presented on a non-annualized basis.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Salvatore J. DiMartino, 516-683-4286
or
Media:
Kelly Maude Leung, 516-683-4032